EXHIBIT 5
LAW OFFICES
Silver,  Freedman  &  Taff,  L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

3299 K STREET, N.W., SUITE 100
WASHINGTON, D.C. 20007
PHONE: (202) 295-4500
FAX: (202) 337-5502
WWW.SFTLAW.COM

August 3, 2011

Board of Directors
MB Financial, Inc.
800 West Madison Street
Chicago, Illinois 60607

Members of the Board:

We have acted as counsel to MB Financial, Inc., a Maryland corporation (the “Corporation”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to 350,000 shares of the Corporation’s common stock, par value $.01 per share (the “Shares”), to be offered pursuant to the MB Financial, Inc. Stock Deferred Compensation Plan (the “Stock Plan”) and $20,000,000 of deferred compensation obligations (the “Obligations”) of the Corporation pursuant to the Stock Plan and the MB Financial, Inc. Non-Stock Deferred Compensation Plan (the “Non-Stock Plan” and together with the Stock Plan, the “Plans”).  It is our understanding and we have assumed for purposes of this opinion that the Shares are not original issuance securities but are purchased by the Stock Plan trustee on the open market.

          In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Plans, the Corporation’s charter and bylaws, resolutions of its Board of Directors and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.

Based upon the foregoing, it is our opinion that:

1.
Provided that the original issuances by the Company of the Shares which are purchased by the Stock Plan trustee on the open market have been duly authorized by the Company’s board of directors and such Shares have been fully paid for by the persons to whom such Shares are issued, then such Shares will have been validly issued, fully paid and non-assessable upon such issuances, and will, after being purchased by the Stock Plan trustee on the open market, continue to be validly issued, fully paid and non-assessable.

2.
The Obligations will, when issued in accordance with the Plans, constitute valid and legally binding obligations of the Corporation, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of generally applicability relating to or affecting creditors’ rights and general principles of equity.

We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/  SILVER, FREEDMAN & TAFF, L.L.P.
SILVER, FREEDMAN & TAFF, L.L.P.